EXHIBIT 11

                                 BIG B, INC.
                            2600 Morgan Road S.E.
                            Bessemer, Alabama 35023

                                        October 1, 1996

          Revco D.S., Inc.
          1925 Enterprise Parkway
          Twinsburg, Ohio 44087

          Attention:  Mr. D. Dwayne Hoven

                          CONFIDENTIALITY AGREEMENT

                    Revco D.S., Inc. has requested that Big B, Inc. (the "Company") furnish it with certain information as it may reasonably request relating to the Company which is non-public, confidential and proprietary in nature in connection with its proposed transaction with the Company (the "Transaction"). All such information (whether written or oral) furnished (whether before or after the date hereof) by the Company or its directors, officers, employees, affiliates, representatives (including, with-out limitation, financial advisors, attorneys and accoun-tants) or agents (collectively, "our Representatives") to you and your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, proxy solicitors, public relations consultants and accountants) or agents (collectively, "your Representatives") and all analyses, compilations, forecasts, studies or other notes or documents prepared by you or your Representatives which contain or reflect, or are generated from, any such information is hereinaf-ter referred to as the "Information." The term Informa-tion will not, however, include (i) information which is already in your possession (other than information pro-vided to you or your Representatives by the Company),
          (ii) information which is or becomes publicly available other than as a result of a disclosure by you or your Representative in breach of this Agreement, (iii) infor-mation which is or becomes available to you on a noncon-fidential basis from a source (other than the Company or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by a legal, contractual, fiduciary or other obligation to the Company, (iv) is or becomes available to you on a nonconfidential basis from the Company or its Representatives pursuant to statutory or other legal rights to inspect or receive information or
          (v) any analysis or other documents prepared by you or your Representatives from the information described in clauses (i), (ii), (iii) or (iv), above.
          As a condition to, and in consideration of the Company providing you with Information, you acknowledge and agree as follows:

          1. You and your Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 2 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connec-tion with the Transaction. You further agree to disclose the Information only to your Representa-tives (a) who need to know the Information in con-nection with negotiating or evaluating the Transac-tion, (b) who are informed by you of the confiden-tial nature of the Information and (c) who have agreed to be bound by the terms of this letter agreement. You agree to prepare a list of those individuals and entities to whom any Information has been disclosed and present the list to the Company promptly upon request. The Company will keep the list confidential. Notwithstanding any provision to the contrary contained herein, you shall be permit-ted to disclose such of the Information as you are advised by counsel is legally required to be dis-closed under the United States securities laws, and paragraph 2 shall not apply to such disclosure. You agree that you will be responsible for any breach of this letter agreement by any of your Representa-tives.

          2. In the event that you or any of your Representatives are requested or required (by oral questions, inter-rogations, requests for information documents, subpoena, civil investigative demand, any informal or formal investigation by any government or govern-mental agency or authority or otherwise) to disclose any of the Information (other than in any litigation between the Company, or any of its Representatives, on the one hand, and you or any of your Representa-tives, on the other hand), you will notify the Company promptly in writing so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. You agree not to oppose any action by the Company to obtain a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, you agree that you will furnish only that portion of the Informa-tion which you are advised by counsel is legally required.

          3. You shall keep a record of each location of the Information. You agree, immediately upon a request from the Company, to return to the Company all Information, and no copies, extracts or other repro-ductions of the Information shall be retained by you or your Representatives. Any portion of the Infor-mation that consists solely of analyses, compila-tions, forecasts, schedules or other notes or docu-ments prepared by you or your Representatives, in lieu of being returned to the Company, may be de-stroyed by you or such Representative, in which event one of your authorized officers shall provide certification to the Company that materials have in fact been so destroyed; provided, however, that your financial advisors and legal advisors may retain for their files, in accordance with their usual prac-tice, one copy of any Information prepared by them. Any oral Information that is retained by you or your Representatives will continue to be subject to this letter agreement.

          4. You acknowledge that none of the Company, nor our Representatives, nor any of our or their respective officers, directors, employees, agents or control-ling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), makes any express or implied repre-sentation or warranty as to the accuracy or com-pleteness of the Information, and you agree, to the fullest extent permitted by law, that no such person will have any liability to you or any of your Repre-sentatives on any basis (including, without limita-tion, in contract or tort, under federal or state securities laws or otherwise) with respect to the Transaction as a result of this letter agreement, your participation in evaluating the Transaction, your review of the Company, the use of the Informa-tion by you or your representatives, or any errors therein or omission from the Information. Nothing in the foregoing provision shall be deemed to waive or limit in any respect any rights or claims you may have based on any actual or alleged breaches of the fiduciary duties owed by the Company's Board of Directors to the Company and its shareholders. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Trans-action, subject to such limitations and restrictions as may be contained therein.

          5. You acknowledge that you are aware, and you will advise your Representatives who are informed of the matters that are the subject of this letter agree-ment, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities, which may include certain portions of the Information, and on the communication of such information to any other person.

          6. You agree that, from the date of this Agreement through the Termination Date (as defined below), neither you nor any of your affiliates will, without the prior written consent of the Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company;
               (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) whether before or after the formal commencement of any such solicitation, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) call, or seek to call, a meeting of the Company's shareholders or execute any written consent or initiate any shareholder proposal for action by shareholders of the Company; (iv) otherwise act, alone or in concert with others, to seek to acquire control of the Company or influence the Board of Directors, management or policies of the Company; (v) bring any action, or otherwise act through judicial process, to contest the validity of the Company's shareholder rights plan or to seek the redemption of the rights issued thereunder; or (vi) induce any other person or entity to do any of the foregoing; provided, however, that the foregoing shall not prevent (x) any cash tender offer for all the outstanding shares of common stock, par value $0.001 per share, of the Company at a price of not less than $15 per share, and any filings required in connection therewith, (y) any transaction approved by the Company's Board of Directors or (z) any action or other legal proceeding to enforce this Agreement. In furtherance of the agreement set forth in clause (v) above, the Company and you agree to seek from the relevant courts a stay of the proceedings in the action entitled Big B, Inc. v. Revco D.S., Inc. and RDS Acquisition Inc. in the Circuit Court of Jefferson County, Alabama, Bessemer Division as removed to the United States District Court for the Northern District Court of Alabama, Southern Division, and to take no action to seek a lifting of such stay until the Termination Date.
               For purposes of this Agreement, "Termination Date" shall mean the earliest to occur of (w) December 15, 1996, (x) the execution by the Company of a defini-tive and binding agreement providing for the acqui-sition of the Company, (y) the adoption of any amendment to the Company's existing shareholder rights plan in any manner adverse to you or the adoption of any new shareholder rights plan, or (z) any public announcement by the Company of any pro-posal to amend its articles of incorporation.

          7. (a) You agree that either party will be irreparably injured by a breach of this letter agreement by the other party or its Representatives, that monetary remedies are inadequate to protect against any actual or threatened breach of this letter agreement by either party or by its Representatives, and that either party shall be entitled to specific performance or other equi-table relief as a remedy for any breach. Such remedy shall not be deemed to be the exclusive remedy for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

               (b) It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privi-lege hereunder.

               (c) This letter agreement will be governed by and construed in accordance with the laws of the State of Alabama, without regard to the princi-ples of conflict of laws thereof.

               (d) This letter agreement contains the entire agreement between you and us concerning the subject matter hereof and supersedes all previ-ous agreements, written or oral, relating to the subject matter hereof. No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

               (e) If any provision of this letter agreement shall for any reason, be adjudged by any court of competent jurisdiction to be invalid or unen-forceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this agreement directly involved in the controversy in which such judgment shall have been rendered.

               (f) This letter agreement may be executed in coun-terparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

               (g) This letter agreement shall inure to the bene-fit of and be binding upon our respective suc-cessors and assigns; provided, however, that neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of us without the prior written consent of the other party.

               (h) All notices hereunder shall be made in writing, by first class mail, by courier or by telecopier (with a confirming copy sent by first class mail) to, in the case of the Compa-ny, Big B, Inc., Attention: Chief Executive Officer, 2600 Morgan Road S.E., Bessemer, Ala-bama 35023, telecopier: (205) 425-3525, or, in the case of you, Revco D.S., Inc., Attention:
                    President and Chief Executive Officer, 1925
                    Enterprise Parkway, Twinsburg, Ohio 44087, telecopier: (216) 487-1679.

          Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,

                                        Big B, Inc.

                                        By:_____________________
                                           Name:
                                           Title:

          Accepted and Agreed
          as of the date first
          written above:

          Revco D.S., Inc.

          By:_____________________
             Name:
             Title: